Exhibit 10.1
Agreement for Adjustment and Termination of Services under Kraton/Shell SUMF and OMS
Agreements at Pernis
     This Agreement is made and entered into as of this 28th day of June, 2007, by and between Shell Nederland Chemie B.V., a company formed under the laws of the Netherlands (“SNC”), and Kraton Polymers Nederland B. V., a company formed under the laws of the Netherlands (“Kraton”); Kraton and SNC are collectively known as the (“Parties”).
     WHEREAS, the Parties have entered into a First Amended and Restated Site Services, Utilities, Materials and Facilities Agreement (referred to as “SUMFs”) and a first amended and restated Operation and Maintenance Service Agreement (“OMS”) on or about February 28, 2001;
     WHEREAS, the SNC intends to end the production of isoprene concentrate (“Isoprene”) under a tolling agreement with Shell Chemicals Europe B.V. (“SCE”) on or about December 31, 2009; and
     WHEREAS, the Parties now wish to enter in to a cooperative arrangement to allow for the smooth transition and to manage the manage the impacts from termination of Isoprene production at SNC; and
     WHEREAS, one such impact of SNC’s decision to end production of Isoprene is possibly the early shutdown of the SIS and IR plants owned by Kraton at the SNC Pernis complex;
     NOW, THEREFORE, the Parties hereto agree as follows:
1.	Definitions and Inconsistencies.
1.1	Definitions and Procedures. Unless the context shall otherwise require and unless otherwise provided herein, capitalized terms used herein shall have the meanings set forth in SUMFs and OMS Agreements.

CMR is the monomers and rubber complex at the Site including the rubber warehouses.

1.2	Inconsistencies. In the event of any inconsistency, this Agreement shall prevail over the SUMFs and OMS Agreements.
2.	Reduced Production
2.1	SIS Plant. At some point Kraton intends to shutdown their SIS plant at Pernis. Such shutdown will reduce Kraton’s need for workers under the OMS Agreement. It is expect that the shutdown will take place in stages but could begin before the end of calendar year 2007.

2.2	IR Plant. At some point Kraton intends to shutdown their IR plant. Such shutdown will reduce Kraton’s need for workers under the OMS Agreement. It is expected that the shutdown will take place in stages and could be fully implemented around the end of calendar year 2009. The final shutdown will be coordinated with the business needs of both Parties and SCE and with the intended shutdown of SNC’s Isoprene plant.

2.3	Timing for SIS and IR Plant Shutdowns. During the course of the next several months Kraton will provide SNC with its Production and Manpower Case outlining the probable closure time for its SIS and IR plants taking into account the business needs of both Parties and SCE. Kraton agrees that it will notify SNC as soon as possible if any changes are to be made to the Production and Manpower Case. In all cases the time restrictions in section 2.5 shall apply.

2.4	Manpower Planning. The Parties will cooperate over the nest two years to reach agreement upon a Production and Manpower Plan on the basis of the (in line with art. 2.3 amended) Production and Manpower Case to allow for the smoothest transitions. Part of the Production and Manpower Plan will be a phased schedule for the release of staff from the CMR. In this Plan Kraton will provide at least two calendar months written notice of any FTE reduction it requires.

2.5	Payment for early return of workers. Notwithstanding and in lieu of any provisions for termination of workers or for reimbursement of redundancy costs in SUMFs, OMS or required by law, Kraton agrees to pay SNC for each worker released from service at the CMR by SNC in response to a request by Kraton to reduce the FTE level in line with the Production and Manpower Plan and returned to service at SNC or an affiliate of SNC the following:
(i)	For the first 22 workers returned, Kraton will pay a lump sum payment of €12,000 per worker per month for 5 months as each worker is released as described above.

(ii)	For the remainder of the FTE’s currently employed in the service of Kraton at the CMR (38 FTE’s) Kraton will pay a lump sum payment of €23,000 per worker per month for 5 months as each worker is released as described above.
2.6	Timing of Payments. Thirty (30) days after the release and return of one or more workers by Kraton to SNC; the amount due in accordance with Section 2.4 above shall be paid by Kraton to SNC. Invoices for such amount shall be required.
3.	Other SUMFs and OMS Adjustments.
3.1	Adjustment for Reduced Production. SNC agrees that charges directly attributable to the production of product in Kraton’s SIS and IR plants and which are variable or reasonably proratable under the SUMFs and OMS Agreements will be adjusted accordingly and SNC agrees that it will waive any notice period for such reduction or termination of services and accepts the release of Fall’s provided for in Section 2.5 provided (i) that such notice also clearly sets out Kraton’s intended reduction in production, and (ii) it is in line with the Production and Manpower Plan.
4.	Other Agreements.
4.1	Staffing Level at CMR. The Parties agree that the current full staffing level at the CMR for all of the Kraton Plants operated by SNC shall be deemed to be 60 FTE’s.

4.2	2007 Overdues. Kraton agrees, to the extent that any outstanding balances from invoices submitted to Kraton by SNC in 2007 remain unpaid as of the date of this agreement, such outstanding balances shall be paid immediately in full.

4.3	2006 Overdues. The Parties agree that any outstanding balances from invoices submitted by SNC to Kraton in 2006 will be paid in full but that the date of payment will be extended by SNC to October 31, 2007.

4.4	Interest. SNC agrees to waive all accrued interest on overdue balances from 2006.

4.5	Production and Manpower Planning. The Parties agree that they will closely cooperate on implementing the Production and Manpower Plan for the Kraton plants during the next two years.

4.6	Staff Councils. The implementation of this Agreement shall be subject to consultation with the appropriate staff councils as required by contract or law. If necessary the Parties agree to cooperate in good faith to adjust this agreement to meet the requirements of any such consultation with the intent to retain the intentions of the Parties as expressed in this Agreement.
5.	Other Provisions of the SUMFs and OMS Agreements.
          If not otherwise covered in this Agreement, then all other provisions of the previous SUMFs and OMS Agreements shall remain in effect.
          IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of each of the Parties as of the date first above written.

Shell Nederland Chemie B.V.

By:	By:

Name:	Name:

Title:	Title:

Kraton Polymers Nederland B.V.

By:	By:

Name:	Name:

Title:	Title:

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